EXHIBIT 10.2

Amended and Restated

Master Services Agreement

This Amended and Restated Master Services Agreement (the “Agreement”) is made and entered into as of this 20th day of June, 2005 (the “Effective Date”), by and between Toyota Motor Credit Corporation, a California corporation (hereinafter referred to as “Affiliate”), and Toyota Financial Savings Bank, a Nevada thrift company (hereinafter referred to as “Bank”) (collectively Affiliate and Bank are hereinafter referred to as the “Parties”).

WHEREAS, Affiliate and Bank are affiliates as defined in Section 23 of the Federal Reserve Act, which is applicable to the Bank under the Federal Deposit Insurance Act, and each of the parties desires to comply with the provisions of Section 23B and Regulation W governing transactions between a bank and its affiliates; and

WHEREAS, Bank and Affiliate wish to provide certain services (as described below) to each other (hereinafter referred to as the “Services”); and

WHEREAS, Bank and Affiliate are willing to provide the Services to each other upon the terms and conditions set forth herein; and

WHEREAS, in connection with the Services, Bank is willing to provide certain financial products and services to Affiliates’ customers and dealers, at rates which Bank would charge to an unaffiliated person on an arms’ length basis, in support of Affiliate’s customer loyalty strategy and programs; and

WHEREAS, Bank and Affiliate previously entered into a Master Services Agreement dated as of November 19, 2004, relating to the Services (the “Original Agreement”), and the Parties now desire to amend and restate such Original Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration for these promises, and of the mutual covenants and promises set forth herein, the Parties agree to the following:

1. Services. Affiliate shall provide to Bank all of the Services, as set forth in Attachment A or otherwise specified from time to time in the form of a Statement of Work for each respective service. Bank shall provide to Affiliate all of the Services, as set forth in Attachment B or otherwise specified from time to time in the form of a Statement of Work for each respective service. The Services may be amended at any time and from time to time by written agreement of the Parties.

2. Fee. Bank shall pay to Affiliate the fees as indicated in Attachment A or an applicable Statement of Work, and Affiliate shall pay to Bank the fees as indicated in Attachment B or an applicable Statement of Work (collectively, the “Services Fees”). It is acknowledged and agreed by the Parties that at all times the Services Fees shall not exceed the amount which Affiliate or Bank, as applicable, would charge to an unaffiliated sophisticated entity on an arms’ length basis. The Services Fees may be amended at any time and from time to time by written agreement of the Parties.

3. Fees for Subcontractors-Vendors.

(a)        As of the date of this Agreement, any Service which is being performed on behalf of the Party obligated to provide the Service hereunder (the “Providing Party”) by a subcontractor or other vendor or by Toyota Motor Sales, U.S.A., Inc. ("Service Vendor") is or shall be identified as such on Attachment A or Attachment B, as applicable, or by a written notice thereof ("Vendor Function"). Affiliate and Bank shall agree at a later date if any of the fees and costs currently charged by any Service Vendor ("Vendor Fees") for any Services as of the date of this Agreement shall be paid for by the Party receiving the Services hereunder (the “Receiving Party”). Upon written request, the Providing Party shall disclose to the Receiving Party in writing the terms of any provisions allowing an increase in such Vendor Fees ("Preexisting Vendor Fee Increase").

(b)        In the event there is to be any change in the Vendor Fees that the Receiving Party has agreed to pay for any Service procured from a Service Vendor by the Providing Party hereunder, the Providing Party shall notify the Receiving Party in writing in advance of the change to such Vendor Fee(s) prior to the effective date of the new Vendor Fee, and the Providing Party shall notify the Receiving Party in writing of any Preexisting Vendor Fee Increase within a reasonable period of time after receiving notice of the increase, but in no event later than 30 days after receiving such notice of any Preexisting Vendor Fee Increase.

(c)        If any of the following would have a material negative or adverse impact on the Receiving Party, then the Providing Party shall not, without the Receiving Party’s prior written consent: (i) make a material change in the terms of any Vendor Function, (ii) accept any increase in any Vendor Fee for any existing Vendor Function, or (iii) assign or allow any Service Vendor to assign its obligation to perform any Service or any Vendor Function to any third party.

4. Expansion or Contraction of Services. At any time during the term of this Agreement, either Party may request the other Party to provide additional or different Services or to cease providing one or more Services then being provided. Upon any such request, the Parties shall discuss in good faith, without obligation, an appropriate adjustment to the Services Fees to reflect such additional or different Services or termination of such Services, after which, the party that suggested such change or termination shall notify the other party in writing whether it shall accept such additional Services or termination of Services and, upon acceptance, such adjustments shall become effective. Notwithstanding the foregoing, neither Party is obligated to utilize any of the Services offered by the other Party pursuant to this Agreement and may terminate any of the Services provided by the other Party or elect to purchase products or services from any other source at any time and for any reason in the sole discretion of such Party’s management.

5. Independent Contractor. Affiliate and Bank shall each perform all Services hereunder as an independent contractor of the other Party, and nothing contained herein shall be deemed to create a partnership, or relationship of principal and agent between the Parties or any of their Affiliates or subsidiaries, or to provide either Party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other Party. Affiliate and Bank shall each have no authority to perform any Services for the other Party other than those indicated herein or such other Services as the Parties may agree upon from time to time in writing (except that each Party shall have the authority to perform those acts incidental and necessary to its performance hereunder subject to the terms of the Agreement).

6. Indemnification. Unless otherwise indicated in an applicable and mutually executed exhibit or Statement of Work for specified Services, each Party shall indemnify, defend and hold the other Party, its controlling persons (if any), its directors, officers, employees, agents and permitted assigns harmless from and against all liabilities, claims, damages, losses or expenses, including, but not limited to, court costs, reasonable attorneys’ fees and any special, indirect, incidental or consequential damages (collectively, “Losses”), of any kind or nature, to the extent that such Losses are caused by, relate to or arise in connection with the gross negligence or willful misconduct of a Party in connection with its performance of Services hereunder. In the event that an indemnified party knows of a claim that may be the subject of indemnification under this paragraph, it shall promptly notify the indemnifying party of such claim, who in its sole discretion, may defend, settle, or otherwise litigate such claim.

7. Employment Taxes, Workers Compensation and Liability Insurance. In conjunction with the specific requirements set forth below, each Party agrees and acknowledges that neither Party shall have any obligation whatsoever to provide liability or health insurance, or any other benefit provided to employees, for the other Party or the other Party’s employees, and neither Party shall claim benefits from the other Party under applicable workers compensation laws for injuries sustained by such Party or its employees while providing Services.

Each Party accepts exclusive liability for all payroll taxes and contributions imposed by federal and state retirement benefits and unemployment insurance acts as to persons employed by and performing work for such Party under this Agreement, and each Party shall file all tax returns and pay all taxes when due, as required by law.

Each Party shall obtain and keep in force coverage for its employees to the full extent required and permitted by the workers compensation laws of all localities where the Services are performed, whether coverage under such laws is compulsory or elective. If such coverage of any employees of a Party is not permitted by the applicable workers compensation laws, such Party shall secure and keep in force employer’s liability insurance coverage in the amount of $1,000,000 for protection against claims for injury to such employees not covered by workers compensation. Each Party shall submit to the other Party evidence satisfactory to the other Party of coverage under the workers compensation laws and certificates of insurance showing other coverage to the full extent provided in this Section. All such insurance policies, whether issued under workers compensation laws or otherwise, shall provide for at least thirty (30) days prior written notice to the other Party in event of cancellation or termination.

8. Insurance. Each Party shall obtain and maintain, at such Party’s own expense, at least the following coverage: (i) Commercial General Liability insurance, including contractual liability insurance with a limit of $2,000,000 per occurrence and $5,000,000 in the aggregate; and (ii) Employee Dishonesty and Crime insurance with a limit of $1,000,000 per single loss and $2,000,000 in the aggregate. All liability coverage limit requirements may be met through combinations of primary and umbrellas and/or excess policy limit coverage

All such policies must (i) be obtained from an insurance company licensed to do business in the United States with an A.M. Best rating of A- or better; (ii) be primary and occurrence coverage; (iii) provide that the policy shall not be terminated or materially changed without at least thirty (30) days prior written notice to the other Party; and (iv) list the other Party as an additional insured on the general liability coverages.

The certificate of insurance identifying the coverages set forth herein must be provided to the other Party within thirty (30) days of the effective date of this Agreement. Failure to procure any of the insurance coverage as set forth above will constitute a material breach of this Agreement.

9. Confidentiality.

(a)        Each Party agrees to regard and preserve as confidential all information related to the business and activities of the other Party, its subsidiaries, Affiliates and related companies, their customers, clients, suppliers and other entities with whom a Party, its subsidiaries, Affiliates and related companies do business, that may be obtained by either Party or may be developed as a result of this Agreement (“Confidential Information”). The receiving Party agrees to hold such Confidential Information in trust and confidence for the disclosing Party and not to disclose such information to any person, firm or enterprise, or use, directly or indirectly, any such information for its own benefit or the benefit of any other party, unless authorized by the disclosing Party in writing, and even then, to limit access to and disclosure of such confidential information to the receiving Party’s employees on a “need to know” basis only.

(b) Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known to the receiving Party free of any restriction at the time it is obtained from the other Party; (ii) subsequently learned from an independent third party not known by the receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other party with respect to such information; (iii) is or becomes publicly available through no wrongful act of either Party; or (iv) is independently developed by one Party without reference to information which is Confidential Information of the other. Each Party shall be permitted to disclose any Confidential Information as required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction) or in connection with any legal proceedings. Each Party agrees that it will notify the other Party as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.

(c)        The Parties acknowledge and agree that the Confidential Information exchanged hereunder shall be subject to the terms and conditions of that certain Joint Data Handling Agreement dated as of March 28, 2005, between Affiliate, Bank and Toyota Motor Sales, U.S.A., Inc., which is hereby incorporated herein by reference.

10. Information. Subject to applicable law and privileges, each Party hereto covenants and agrees to: (a) provide the other Party with all information regarding itself and transactions under this Agreement that the other Party reasonably believes are required to comply with all applicable federal, state, and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations (collectively, “Law”); (b) provide notice to the other Party of any inquiry, audit or other investigation by a regulatory body or similar entity that is in any way connected with the receipt or provision of the Services (an “Audit”); and (c) assist and cooperate with the other Party in responding to an Audit.

11. Compliance with Laws; Supervision. Each Party warrants that the Services to be provided by such Party will be performed in compliance with applicable Law.

12. Audit Rights. Each Party acknowledges that the other Party shall have the right to monitor and audit it to ensure it is in compliance with the terms and conditions of this Agreement.

13. Term. This Agreement shall continue in force and effect until terminated by the Parties (the “Term”). Either Party hereto may terminate this Agreement upon thirty (30) days written notice unless otherwise indicated in an applicable and mutually executed exhibit or Statement of Work for specified Services.

14. Assignment. Except as otherwise provided herein, neither Party may assign or transfer any of its rights or duties under this Agreement to any third person or entity without the prior written consent of the other Party. Either Party may assign, without prior written consent, its rights and obligations under this Agreement to a successor in interest due to such Party’s acquisition, merger or reorganization. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their successors and permitted assigns, including successors by reason of amalgamation or other corporate changes.

15. Notices. Any notice, instruction, direction or demand under the terms of this Agreement is required to be in writing and will be deemed given upon delivery (if delivered by hand, facsimile transmission, courier, or regular or intercompany mail), or five (5) days after posting if sent by mail, to the following addresses:

If to Toyota Financial Savings Bank:	If to Toyota Motor Credit Corporation:

Attn: Ray Specht	Attn: Thomas Kiel
President and CEO	Chief Accounting Officer
2485 Village View Dr., Suite 200	19001 S. Western Ave.
Henderson, NV 89074	Torrance, CA 90509

or to such other addresses as either Party may have furnished to the other in writing in accordance with this Section 15.

16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without reference to conflict of laws.

17. Severability. If any provision of this Agreement is invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if it did not contain the particular invalid or unenforceable provision, and the rights and obligations of each Party shall be construed and enforced accordingly.

18. Rights Upon Termination; Survival. Upon termination or expiration of this Agreement or any of the Services described herein, each Party shall, upon request, return to the other Party all Confidential Information, reports, papers, materials of the other Party and any other information required to be provided to the other Party by this Agreement or by Law. Notwithstanding any termination of this Agreement, the obligations of the Parties to make payments hereunder and the provisions of Sections 5, 6, 9, and 15 through 24 shall survive.

19. Amendment. This Agreement may only be amended by a written agreement executed by the Parties.

20. Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

21. Force Majeure. The Parties shall be excused for delays in performing and failures to perform the obligations of this Agreement to the extent that any such delay or failure results from any cause beyond their reasonable control, including, solely by way of example and without limitation, delays caused by the other Party, acts of God, strikes, and other labor disputes, civil disorder, catastrophes of nature, fire, explosion, natural or man-made floods or any severe weather, war, failure of a communications or computer system, nuclear attack, embargoes, actions or inactions of governmental authorities. Each Party agrees to make reasonable efforts to prevent such occurrences from affecting the performance of this Agreement. Each Party acknowledges that it has an adequate business resumption and contingency plan (the “Plan”) in place and that such Plan is subject to review by the other Party. If either Party determines that the other Party’s Plan is inadequate, the Parties agree to revise the Plan to the satisfaction of both Parties.

22. Paragraph Heading. Paragraph headings are provided for convenience of reference and do not constitute a part of this Agreement.

23. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

24. Original Agreement. As of the Effective Date, the Original Agreement is hereby amended and restated in its entirety as set forth herein, and the Original Agreement shall be superseded in its entirety by this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

AGREED TO AND ACCEPTED BY:	AGREED TO AND ACCEPTED BY:

Toyota Financial Savings Bank	Toyota Motor Credit Corporation

By: _/s/ Raymond Specht________	By: _/s/ George Borst__________

Name: _Raymond Specht________	Name: _George Borst__________

Title: _President & CEO_________	Title: _President & CEO_________

ATTACHMENT A: TMCC SERVICES

TMCC Service	Responsible TMCC Department	Fee Methodology
Human Resources /Payroll Administration • Includes employee compensation and benefits, HR Systems and Support, and Payroll	Human Resources Corporate Finance & Accounting

No charge to BANK for administration of BANK employee compensation and benefits during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

No charge for processing and supporting BANK payroll during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

Back Office Support • Includes processing payroll checks and accounts payable support functions	Corporate Finance & Accounting

No charge for back office BANK support functions or the BANK’s use of back office systems during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

Legal Services	Legal	No charge to BANK for legal services during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

Information Systems:

• Includes administration of architecture and infrastructure for telecommunications, network, mainframe systems, production services and support, disaster recovery, and information security

	Business Technology Solutions	No charge to BANK for IS services and support during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.
Marketing Support	Marketing

BANK will pay for marketing materials and production costs. No charge to BANK for marketing administration during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

Internal Audit	Corporate Finance and Accounting	No charge to BANK for internal audit services during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.
Insurance	Corporate Finance and Accounting

No charge to BANK for insurance policies, procurement and administration during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

Tax Administration, processing and reporting	Corporate Tax	No charge to BANK for tax preparation or services during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

Commercial Real Estate Loan Origination and Servicing

• Includes marketing and origination of commercial real estate loans for automotive dealers in any state or commonwealth of the United States; documentation of such loan upon terms approved and authorized by BANK; and servicing (including record keeping, billing and any collection efforts needed for said loan). Any such loan is subject entirely to credit approval by BANK, which shall establish acceptable terms and conditions of said loan. Any such loan shall be originated by BANK at its offices in Nevada and carried on the books of BANK.

Dealer Credit, Legal, Marketing and DSSO / Field Team

Servicing Fee at or below comparable market rates.

30 days prior to commencement of commercial real estate loan origination, BANK will determine comparable market rates through independent market analysis.

Customer Service Support

• Includes assistance with customer transfers, logging customer complaints, handling misdirected and misapplied payments, and servicing of customer transactions to the extent agreed between the Parties

	CSC / Field Team CSC Operations	No charge to BANK for customer service support services during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

Product & Sales Development

• Includes assistance with development of products/services, education and support of the dealer network, and development of policies and procedures to the extent permitted by applicable law

	Strategic Planning Product Development Sales Development DSSO / Field Team Policies & Procedures	No charge to BANK for product development support during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.
Risk Management Support • Includes risk management strategy consulting and data analysis	Risk Management	No charge to BANK for risk management support during the first three years of the Term. Thereafter, fees for these Services shall be mutually agreed upon in accordance with Section 2 hereof.

ATTACHMENT B: BANK SERVICES

Bank Service	Responsible Bank Department	Fee Methodology

Customer Service Support

• Includes assistance with customer transfers, logging customer complaints, handling misdirected and misapplied payments, and servicing of customer transactions to the extent agreed between the Parties

	Bank and Bank partners	Services will be incidental to company-wide customer servicing issues.